Morgan, Lewis & Bockius LLP
1111 Pennsylvania Avenue, NW
Washington, DC 20004-2541
www.morganlewis.com


March 4, 2020


Invesco Capital Markets, Inc.
11 Greenway Plaza
Houston, Texas 77046-1173

The Bank of New York Mellon
Unit Investment Trust Division
2 Hanson Place, 12th Floor
Brooklyn, New York 11217

Re:  Invesco Unit Trusts, Series 2037 (the "Fund").
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Ladies and Gentlemen:

We have acted as counsel for Invesco Capital Markets, Inc. as depositor and sponsor (the "Depositor") of the Fund in connection with the deposit of securities therein pursuant to a trust agreement dated March 4, 2020 (the "Trust Agreement"), among Depositor, Invesco Investment Advisers LLC, as supervisor, and The Bank of New York Mellon, as trustee (the "Trustee"), by which the Fund was created and the fractional undivided interest in and ownership of the unit investment trust series contained in the Fund (collectively, the "Units") have been issued. The Fund is comprised of the following unit investment trusts:
Digital Gaming Portfolio 2020-1 (the "Trust") and Defensive Equity & Income Portfolio 2020-1 and Emerging Markets Dividend Portfolio 2020-1. This opinion relates only to the Trust. Holders of units of beneficial interests in the Trust are referred to herein as the "Unitholders." All securities to be acquired by the unit investment trust series contained in the Trust are collectively referred to as the "Securities."

You have requested our opinion in our capacity as special federal income tax counsel to the Depositor, as to the material federal income tax consequences of the ownership of beneficial interests in the Trust. In connection with issuing this opinion, we have examined: (a) the Standard Terms and Conditions of Trust For Invesco Unit Trusts, Effective for Unit Investment Trusts Established On and After December 6, 2012 (Including Invesco Unit Trusts, Series 1281 and Subsequent Series), and the Trust Agreement dated today relating to the Trust (collectively, the "Indenture") among the Depositor, Invesco Investment Advisers LLC, as supervisor, and the Trustee; (b) the Registration Statement on Form N-8B-2, as amended, relating to the Trust, as filed with the Securities and Exchange Commission (the "Commission") pursuant to the Investment Company Act of 1940, as amended; (c) the Registration Statement on Form S-6 (Registration No. 333-236053) filed with the Commission pursuant to the Securities Act of 1933, as amended, and all Amendments thereto (said Registration Statement, as amended by said Amendment(s) being herein called the "Registration Statement"); (d) the proposed form of final prospectus (the "Prospectus") relating to the Units of the Trust series, which is expected to be filed with the Commission this day; and (e) such other documents and records as we have deemed necessary (collectively, (a)-(e), the "Transaction Documents"). For purposes of this opinion, we have assumed that the Trust will at all times be operated in accordance with the Indenture and the Prospectus and the other Transaction Documents and that the parties to the Indenture will at all times fully comply with the terms of the Indenture and the Transaction Documents. Failure to operate the Trust at all times in accordance with the Indenture, the Prospectus, or any other Transaction Documents, or failure to comply fully at all times with the terms of the Indenture, the Prospectus, or any other Transaction Documents, could result in tax treatment different from that described below. Any capitalized terms used but not otherwise defined herein shall be defined as set forth in the Prospectus.

In our examination of the foregoing Transaction Documents, we have assumed with your consent that: (i) all Transaction Documents reviewed by us are original documents, or true and accurate copies of original documents and have not been subsequently amended, (ii) the signatures of each original Transaction Document are genuine, (iii) each party who executed the Transaction Document had proper authority and capacity, (iv) all representations and statements set forth in such Transaction Documents are true and correct, (v) all obligations imposed by any such Transaction Documents on the parties thereto have been performed or satisfied in accordance with their terms, (vi) the Transaction Documents present all the material and relevant facts relating to the subject matter hereof, (vii) the Trust will operate in accordance with the Transaction Documents (viii) the Depositor, the Trustee, and the Trust, will not make or cause any amendments to the Transaction Documents, in particular the Trust Agreement or any other Transaction Document after the date of this opinion that is material to the Trust's federal income tax classification, and (ix) no action will be taken by the Depositor, the Trustee, or the Trust, after the date hereof that would have the effect of altering the facts upon which the opinion set forth below is based.

You have informed us, and we are assuming for purposes of the opinion rendered herein, that the assets of the Trust will consist of a portfolio as set forth in the Prospectus. All the assets of the Trust will constitute the "Trust Assets."

As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification (with your permission) upon written or oral statements of officers and other representatives of the Trustee and the Depositor and any other information supplied to us by the Trustee and the Depositor; we have no reason to believe that any of that information is inaccurate, untrue, or incomplete, but, as noted, we have not attempted to independently verify any of it. We have assumed for purposes of the opinion rendered herein, and such opinion is subject to, the accuracy of such representations. Such representations include, without limitation, that (i) the Trust will acquire and hold the Trust Assets solely for the account of the Unitholders and (ii) the activities of the Trust will consist of the acquisition of the Trust Assets, the collection of the income and proceeds from such investments, and the incidental replacement of Trust Assets and temporary reinvestment of proceeds under limited and specified circumstances. In addition, we have assumed for purposes of the opinion rendered herein that the Trust has not and will not (i) establish an office, (ii) hire employees, or (iii) conduct any acts not permitted by the Indenture.

Based on the foregoing and assuming the current and continued satisfaction and accuracy of the aforementioned representations and assumptions, and based upon an investigation of such matters of law as we consider to be applicable, we are of the opinion that:

     1. The Trust is not an association taxable as a corporation for federal income tax purposes, and income received by the Trust will be treated as income of the Unitholders in the manner set forth below.

     2. Each Unitholder will be considered the owner of a pro rata portion of each Security in the Trust under the grantor trust rules of Sections 671-679 of the Internal Revenue Code of 1986, as amended (the "Code"). A taxable event will generally occur with respect to each Unitholder when the Trust disposes of a Security (whether by sale, exchange or redemption) or upon the sale, exchange or redemption of Units by such Unitholder. A Unitholder should determine its tax cost for each Security represented by its Units by allocating the total cost for its Units, including the sales charge, among the Securities in the Trust in which it holds Units in proportion to the fair market values of those Securities on the date the Unitholder purchases its Units.

     3. Income of the Trust will be treated as income of each Unitholder on such Unitholder's pro rata portion of each Security in the Trust, and an item of Trust income will have the same character in the hands of a Unitholder as it would have if the Unitholder directly owned a pro rata portion of the Trust Securities. Each Unitholder will be considered to have received his or her pro rata share of income derived from each Security when such income would be considered to be received by the Unitholder if the Unitholder directly owned a pro rata portion of the Trust's Assets, even if the Unitholder does not actually receive such distributions in the year received by the Trust.

     4. Under the income tax laws of the State and City of New York, the Trust is not an association taxable as a corporation and is not subject to the New York Franchise Tax on Business Corporations or the New York City Business Corporation Tax. For a Unitholder who is a New York resident, however, a pro rata portion of the income of the Trust will be treated as income of the Unitholder under the income tax laws of the State and City of New York.

The opinion set forth above represents our conclusion based upon the Transaction Documents, facts, representations and assumptions referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations or assumptions could affect the opinions referred to herein.

The opinion set forth in this letter is based on relevant provisions of the Code, the New York State Tax Law, the Administrative Code of the City of New York, the regulations promulgated under the foregoing, the interpretations of the foregoing as expressed in court decisions, legislative history, and existing administrative rulings and practices of the Internal Revenue Service (the "IRS") (including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling) and the New York State and New York City taxing authorities, all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, and which may result in modifications of our opinion. This opinion is given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein. Our opinion does not foreclose the possibility of a contrary determination by the IRS, the Treasury Department, the New York State or New York City taxing authorities or a court of competent jurisdiction or of a contrary determination by the IRS, the Treasury Department, the New York State or the New York City taxing authorities in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel's best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS, the Treasury Department, the New York State and New York City taxing authorities or the courts and is not a guarantee that such authorities will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by those authorities.

This letter is limited to those matters expressly covered and no opinion is expressed in respect of any other matter. This letter is being rendered to the Depositor of the Trust and may be relied upon only by the Depositor, the Trust and the Trust's Unitholders, and may not be relied upon for any other purpose, or furnished to, quoted in whole or in part or relied upon by any other person, firm or corporation, for any purpose, without our prior written consent.

The opinion set forth in this letter is rendered only to you, and are solely for your use in connection with the submission to the Commission as an exhibit to the Prospectus.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP